Exhibit 99.1

PESCADERO DISTRIBUTION CENTER
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(unaudited)

(in thousands)	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
Revenues:
Rental revenue	$835	$—
Reimbursement and other revenue	263	—
Total revenues	1,098	—
Certain expenses:
Real estate taxes	210	—
Operating expenses	10	—
Insurance	2	—
Management fees	42	—
Total certain expenses	264	—
Excess of revenues over certain expenses	$834	$—

The accompanying notes are an integral part of these financial statements.

Exhibit 99.1

PESCADERO DISTRIBUTION CENTER
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 2018 (UNAUDITED) AND FOR
THE YEAR ENDED DECEMBER 31, 2017 (UNAUDITED)
1. Basis of Presentation
On June 20, 2018, Black Creek Industrial REIT IV Inc. (the “Company”), through its wholly-owned subsidiaries, acquired a 100% fee interest in one industrial building totaling approximately 0.4 million square feet on approximately 19.5 acres (the “Pescadero Distribution Center”). The Pescadero Distribution Center is located in the Central Valley market in California and is 100% occupied by two customers with a weighted-average remaining lease term (based on square feet) of approximately 5.4 years. The total purchase price was approximately $45.8 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The development of Pescadero Distribution Center was recently completed in 2018, with the first lease commencing on January 1, 2018. The Company funded the acquisition using proceeds from its public offering and borrowings under its corporate line of credit.
The accompanying statements of revenues and certain expenses relate to the Pescadero Distribution Center and have been prepared pursuant to Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "SEC"), promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Pescadero Distribution Center, have been excluded. Such items include depreciation and amortization, amortization of above- and below-market leases, interest, and other administrative costs. Management is not aware of any material factors relating to the Pescadero Distribution Center, other than those already described above, that would cause the reported financial information included herein to not be necessarily indicative of future operating results.
The unaudited statements of revenues and certain expenses for the six months ended June 30, 2018 and for the year ended December 31, 2017 reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The results of the interim period are not necessarily indicative of the expected results for the entire fiscal year.
Because the first lease commenced on January 1, 2018, the Pescadero Distribution Center has a rental history of more than three months but less than nine months. Accordingly, as described in Section 2330.8 of the Financial Reporting Manual of the Division of Corporation Finance of the SEC, the accompanying financial statements are presented on an unaudited basis.

2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
Rental revenue is recognized on a straight-line basis over the terms of the lease agreement. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as a component of straight-line rent. The straight-line rent adjustment for minimum rents increased base contractual rental revenue by approximately $0.1 million for the six months ended June 30, 2018 (unaudited).
Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue and recorded on a gross basis in tenant reimbursements and other revenues in the period the applicable expenses are incurred.

Exhibit 99.1

3. Minimum Future Lease Rentals
Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to the Company from its customer under the terms of the non-cancelable operating lease in place as of June 30, 2018, excluding rental revenues from the potential renewal or replacement of existing future leases and from customer reimbursement revenue, were as follows for the next five years and thereafter:

(in thousands)	Amount
Remainder of 2018	$1,069
2019	2,202
2020	2,280
2021	2,359
2022	2,441
Thereafter	2,178
Total	$12,529

4. Tenant Concentrations
As of June 30, 2018, the Pescadero Distribution Center was 100% occupied to two customers, as detailed below:

Customer	Lease Expiration	% of Total Annualized Base Rent (1)
Excel Inc. (d/b/a DHL Supply Chain (USA))	September 2023	50%
Pactra USA, Inc.	December 2023	50%

(1)
Annualized base rent is calculated as monthly base rent (cash basis) per the terms of the lease, as of June 30, 2018, multiplied by 12. If free rent is granted, then the first month with a positive rent value is used.

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